---------------------------|                   U.S. SECURITIES AND EXCHANGE COMMISSION
          FORM 5           |
                           |                             Washington, D.C. 20549
---------------------------|
                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                                         1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*                    2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
                                                                                 Compaq Computer Corporation (CPQ)                   X   Director        ___ 10% Owner
                                                                                                                                   -----
                                                                                                                                   ___ Officer    (give  ___ Other (Specify)
Roman                   Kenneth                                                                                                                   title
                                                                                                                                                  below)
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(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
                                                                      Number of Reporting         Month/Year
20555 SH 249                                                          Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                                  Original                                     Check applicable line)
                                                                                                  (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                                   -----
Houston                    TX                     77070-2698                                                                       ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                          Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                             2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                                       action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                                     Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                                    (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                                       at End of            Indirect    (Instr. 4)
                                                                                                                                       Issuer's
                                                                                               -----------------------------------
                                                                                               ------------- -------- ------------
                                                                    Day/                                     (A) or                    Fiscal Year        (I)
                                                                    Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                                       4)               4)
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)

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FORM 5 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of      2. Conver-   3. Trans-   4. Transac-     5. Number of       6. Date Exer-         7. Title and Amount of     8. Price  9. Number     10. Owner-     11. Na-
   Derivative      sion or      action      tion Code     Derivative           cisable and Ex-       Underlying Securities      of        of Deriv-       ship           ture
   Security        Exercise     Date        (Instr. 8)    Securities           piration Date         (Instr. 3 and 4)           Deriv-    ative           of             of In-
   (Instr. 3)      Price of     (Month/                   Ac-quired (A) or     (Month/Day/                                      ative     Secur-          Deriv-         direct
                   Deriv-        Day/                     Dis-                   Year)                                          Secur-    ities           ative          Bene-
                   ative         Year)                    posed of (D)                                                          ity       Bene-           Secu-          ficial
                   Security                               (Instr. 3, 4,                                                                   ficially        rity:          Own-
                                                          and 5)                                                                (Instr.   Owned           Direct         ership
                                                                                                                                5)
                                                                             --------- ----------- ------------- ------------
                                                                                                                                          at End          (D) or         (Instr. 4)
                                                                             Date      Expira-                    Amount or               of              Indi-
                                                                             Exer-     tion           Title       Number of               Year            rect (I)
                                                                             cisable   Date                        Shares                  (Instr.        (Instr.
                                                                                                                                           4)              4)
                                                        ---------- ---------
                                                           (A)     (D)
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Stock Option       $30.00     4/27/2000        A         25,000              4/27/01(1)4/27/10     Common Stock    25,000                  25,000           D
(Right to Buy)
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Stock Option       $15.00     4/27/2000        A          3,000              4/27/01(2) 4/27/10    Common Stock     3,000                  3,000            D
(Right to Buy)
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Explanation of Responses:
(1)  Fifty percent of the option vests on April 27, 2001, and the remaining fifty percent vests on April 27, 2002.
(2)  Option vests in full on April 27, 2001.
                                                                                                /s/  Kenneth Roman                                          2/8/01
                                                                                           -------------------------------------------------------       ----------------------------
                                                                                                    Kenneth Roman                                        Date
                                                                                           **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.